Exhibit (99)

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact: Leon Moore	Telephone: (540) 745-4191
Chairman of the Board and CEO	FAX: (540) 745-4133

November 22, 2004	Traded: OTC Bulletin Board	Symbol: CDBK
For Immediate Release

Cardinal Bankshares Corporation Announces $.27 Per Share Cash Dividend On

Common Stock

FLOYD,VA - Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK), parent company for the Bank of Floyd, today announced that its board of directors approved a regular semi-annual cash dividend of $.27 per share. Leon Moore, chairman and chief executive officer reported, “This brings the cash dividend for the year of 2004 to $.50 per share, an increase of $.03 per share from 2003.”

The cash dividend is payable on December 31, 2004, to shareholders of record as of the close of business on December 15, 2004.

Mr. Moore stated, “We are pleased that we are able to again increase our cash dividend to our loyal shareholders. This dividend represents a 6.4% increase over 2003, and marks the thirteenth consecutive annual increase. “

Net income for the first nine months of operation in 2004 was $1,715,000 versus $1,518,000 for 2003, a 13.3% increase.

Cardinal Bankshares Corporation (OTC Bulletin Board: CDBK) had assets of $184.3 million and stockholders’ equity of $25.7 million at September 30, 2004. Cardinal provides a wide range of commercial banking services to individuals and small to median-sized businesses through its main office located in Floyd, Virginia and its 5 branch locations in Christiansburg, Hillsville, Roanoke and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-KSB report and other documents filed with the Securities and Exchange Commission.